Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations For the Quarter Ended June 30, 2004

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending June 30, 2004.

Overview

There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the CVOs will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin any sooner than six years after the first operation year for which the net after-tax cash flow generated by the Earthco plants exceeds $80 million.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

Results of Operations

The estimated net after-tax cash flow for the quarter for each of the Earthco plants is as follows:

	2nd Quarter		Year to Date*
Solid Energy LLC		$0.4 million		$0.4 million
Ceredo Synfuel LLC		$(13.4) million		$(22.5) million
Solid Fuel LLC	$	(3.5) million	$	(7.0) million
Sandy River Synfuel LLC		$(19.2) million		$(23.0) million

An estimated $115.1 million in synthetic fuel tax credits were generated, but not realized nor included in the net after-tax cash flow amounts for the three months ended June 30, 2004.

* During 2003 and the first half of 2004, the Company accrued certain royalty obligations but did not make the corresponding cash payments, due to a dispute over whether the contracts required that the payments be made into escrow accounts. The accrued but unpaid royalties total $81.8 million, including

$31.8 million related to the first half of 2004. The estimated net after tax cash flow for 2003 and the first half of 2004 would have been lower had these payments been made rather than accrued. The Company is negotiating the terms of an escrow arrangement that would cover most of the accrued obligations. Net after-tax cash flows will be adjusted once the actual cash payments are made.

Material Developments

During 2001, the Internal Revenue Service (IRS) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (PLR) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity’s facts for Section 29 credits. In December 2001 and January 2002, favorable PLRs were received for all four Earthco plants.

In September 2002, all four of the Earthco plants were accepted into the IRS’ Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate voluntarily the IRS exam process in order to seek resolution of specific issues. Both the Company and the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process.

In July 2004, Progress Energy was notified that the Internal Revenue Service (IRS) field auditors anticipate taking an adverse position regarding the placed-in-service date of the company’s four Earthco synthetic fuel facilities. Due to the auditors’ position, the IRS has decided to exercise its right to withdraw from the Pre-Filing Agreement (PFA) program with Progress Energy. With the IRS’s withdrawal from the PFA program, the review of Progress Energy’s Earthco facilities is back on the normal procedural audit path of the Company’s tax returns. The IRS has indicated that the field audit team will provide its written recommendation later this year. After the field audit team’s written recommendation is received, the Company will begin the Appeals process within the IRS. Through June 30, 2004, the Company has claimed $1 billion of tax credits generated by Earthco facilities. The Company believes that the appeals process could take up to two years to complete, however, it cannot control the actual timing of resolution and cannot predict the outcome of this matter.

In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. Progress Energy is providing information in connection with this investigation. The Company cannot predict the outcome of this matter.

Supplemental Information

Where can I find a current market value of the CVO?

CVOs are traded on the Over The Counter “pink sheets.” You will need to contact your broker to obtain a value or you may go on the Internet and visit the following web site: www.pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?

You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?

For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

Mellon Investor Services is the Securities Registrar and Transfer Agent.

Mellon Investor Services

P.O. Box 3338

South Hackensack, NJ 07606-1938

Call toll free 1 877-711-4092